Exhibit 10.3

COLOCATION MINING SERVICES AGREEMENT

This Colocation Mining Services Agreement (this “Agreement”) is made as of June 26, 2024 (the “Effective Date”), by and between GRIID Infrastructure Inc., a Delaware corporation with its principal place of business located at 2577 Duck Creek Road, Cincinnati, Ohio 45212 (“Service Provider”), and CleanSpark, Inc., a Nevada corporation with its principal place of business located at 2370 Corporate Circle, Suite 160, Henderson, Nevada 89074 (“Customer”). Service Provider and Customer are each referred to as a “Party” and collectively as the “Parties.”

COVER PAGE

COMMERCIAL TERMS
Mining Equipment and Facility Information:	Equipment and Facility information covered in Exhibits B and C.
Term:

The initial term of this Agreement commences as of the Effective Date and continues in effect for a period of twelve (12) months (the “Initial Term”), unless earlier terminated pursuant to Section 11 of the Standard Terms. Following the Initial Term, this Agreement will automatically renew for up to seven (7) additional successive six (6) month terms (each a “Renewal Term” and, collectively, together with the Initial Term, the “Term”), unless earlier terminated pursuant to Section 11 of the Standard Terms.

Performance Fee:

For any applicable Payout Period, Service Provider will be entitled to receive a Performance Fee as a percentage of the Generated Digital Assets, as provided in Section 6 of the Standard Terms. For avoidance of doubt, this will be paid in USD.

Deposit:

Within five (5) Business Days of the Effective Date, Customer shall deposit with Service Provider a security deposit in the amount of $1,000,000 (the “Deposit”).

Service Provider shall return the full Deposit to Customer within five (5) Business Days of the expiration or termination of this Agreement.

WHEREAS, Customer wishes to acquire from Service Provider the mining power specified in this Agreement (the “Mining Power”); and

WHEREAS, Service Provider wishes to provide to Customer the Mining Power, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereby agree to the terms and conditions set forth in this Agreement, including (i) this Cover Page; (ii) those certain (a) Mining Services Standard Terms and Conditions attached hereto as Exhibit A; (b) Mining Equipment Description attached hereto as Exhibit B; and (c) Facility Schedule attached hereto as Exhibit C; and (iii) any exhibits, schedules, addenda and attachments hereto, each of which is hereby incorporated by reference herein.

IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized officers as of the Effective Date.

GRIID INFRASTRUCTURE INC.		CLEANSPARK, INC.
By:	/s/ James D. Kelly III	By:	/s/ Zachary K. Bradford

Name:	James D. Kelly III	Name:	Zachary K. Bradford

Title:	President & CEO	Title:	Chief Executive Officer

ii

EXHIBIT A

MINING SERVICES STANDARD TERMS AND CONDITIONS

This Exhibit A (the “Standard Terms”) is made part of, and is hereby incorporated by reference into, the Agreement between the Parties. All capitalized terms not defined in these Standard Terms shall have the meanings given to such terms in the Agreement.

1.
DEFINITIONS.
1.1
“Applicable Rate” means 15%.
1.2
“Bitcoin Reference Rate” or “BRR” refers to the published Chicago Mercantile Exchange Bitcoin Reference Rate (BRR), that is updated daily at 10:01 am CT, and is used for calculating the price of Bitcoin for Performance Fee and Cost Calculations.
1.3
“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in the State of Nevada are authorized or required by law to be closed for business.
1.4
“Costs” means, collectively, the Electricity Utility Costs and Maintenance Costs.
1.5
“Customer Wallet” means a digital wallet address selected, owned and exclusively controlled by Customer for storing Digital Assets.
1.6
“Digital Asset” means any denomination of cryptocurrencies, virtual currencies or other digital assets mined by Service Provider for or on behalf of Customer pursuant to this Agreement.
1.7
“Digital Asset Customer Allocation” means the Generated Digital Assets minus the Performance Fee.
1.8
Reserved.
1.9
“Downtime” means, for each calendar month, any period of time that the Mining Equipment is not available to Mine in accordance with this Agreement.
1.10
“Electricity Utility Costs” means Customer’s share of any costs of the electricity used to Mine Digital Assets for Customer.
1.11
“Facility” means, collectively, the Service Provider facilities listed on Exhibit B.
1.12
“Generated Digital Assets” means, for any Payout Period, the Digital Assets Mined by the Third Party Mining Operator using the Mining Power.
1.13
“Intellectual Property” means all forms of intellectual property rights and protections held by such Party and may include without limitation all right, title and interest arising under U.S. common and statutory law, and under the laws of other countries, in and to all (a) patents and all filed, pending or potential applications for patents, including any reissue, reexamination, division, continuation or continuation-in- part applications throughout the world now or hereafter filed; (b)

trade secret rights and equivalent rights; (c) copyrights, other literary property or authors rights, whether or not protected by copyright or as a mask work; and (d) proprietary indicia, trademarks, trade names, symbols, domain names, URLs, logos and/or brand names.
1.14
“Maintenance Costs” means $0.011 per kWh of Mining Power used by Customer.
1.15
“Mine” or “Mining” means the process in which transactions for various forms of Digital Assets are verified and added to a blockchain digital ledger.
1.16
“Mining Equipment” means the servers and power supplies provided by Customer to produce the Mining Power set forth in the Exhibit B. Each specific device within the Mining Equipment is defined as a “miner” herein.
1.17
“Payout Period” means each day during the life of this Agreement.
1.18
“Performance Fee” means, for any Payout Period, the Applicable Rate of the Generated Digital Assets.
1.19
“Third Party Mining Operator” means a third-party Mining collective (pool operator) pre- approved by Customer that is assigned the Mining Power to generate the Generated Digital Assets.
1.20
“Uptime” means, for each calendar month, the availability of the Mining Equipment as a percentage equal to (a) the difference between the total number of minutes of Downtime in such month and the total number of minutes in such month, divided by (b) the total number of minutes in such calendar month.
2.
SERVICE PROVIDER OBLIGATIONS.
2.1
During the Term, subject to the terms and conditions of this Agreement, Service Provider shall:
(a)
assign the Mining Power to the Third Party Mining Operator for the purpose of generating Digital Assets;
(b)
take commercially reasonable efforts to provide a reasonably high Uptime;
(c)
upon the arrival of Mining Equipment at any Facility, Service Provider shall install equipment at a rate of at least three hundred (300) pieces per day, starting no later than within two (2) days after arrival of the Mining Equipment. Customer may provide additional support and/or personnel at its own cost to accelerate the installation process, if desired.
2.2
During the Term, Service Provider shall (a) prepare reports, on a daily basis (the “Audit Period”), regarding Generated Digital Assets and related Costs during the Audit Period; and (b) promptly provide Customer with access to a copy of such reports, including, without limitation, supporting documentation and information used to calculate the Generated Digital Assets and related Costs, upon Customer’s request. Customer may request two (2) additional audits per month (each, an “Additional Audit”) of Service Provider to determine whether all fees and costs charged to Customer under this Agreement were calculated in accordance with this Agreement. If an

Additional Audit reveals that Service Provider has overcharged Customer, then Service Provider shall pay Customer the difference between the charged amount and the actual amount.
3.
CUSTOMER OBLIGATIONS.
3.1
Customer shall, at Customer’s sole expense, maintain a Customer Wallet that is technically capable of receiving fees paid out in accordance with this Agreement in the form of digital assets.
3.2
For the avoidance of doubt, all Mining Equipment shall remain the sole property of Customer. Service Provider shall use commercially reasonable efforts to ensure Customer has access to the Mining Equipment during business hours and, upon termination or expiration of this Agreement, is put into possession of the Mining Equipment.
3.3
Costs and Performance Fees will be calculated twice per month on the 15th and the last day of each month (the “Billing Period”) and provided to Customer within 3 business days of the close of each billing period. Upon receipt, Customer will submit payment of Costs and Performance Fees to Service Provider within ten (10) Business Days.
4.
ALLOCATION OF MINING POWER.
4.1
Service Provider shall use the Mining Equipment to Mine the cryptocurrency Bitcoin (BTC), unless otherwise agreed to in writing by Customer and Service Provider. For the avoidance of doubt, and in case of a hard fork of the Bitcoin protocol, under this Agreement “Bitcoin (BTC)” shall mean the forked chain with the higher hash rate. Service Provider shall not “merge mine” or otherwise use the Mining Equipment to mine any other crypto asset not expressly stated herein unless otherwise agreed to in writing by the Customer and Service Provider.
4.2
During the Term, Provider shall allocate all available deployment volume at the Facility to Customer. As of the Effective Date, the available deployment volume at the Facility to Customer. Service Provider represents and warrants that, as of the Effective Date, 49 MW of deployment volume is available and will be allocated to Customer, subject to increase pursuant to Section 4.3 below.
4.3
Service Provider (a) shall use best efforts to terminate all hosting agreements, colocation mining services agreements and any similar or related agreements, contracts and arrangements currently in place with third parties to Mine or generate or use Mining Power at any Facility as set forth on Exhibit C (the “Existing Agreements”); (b) shall, upon the availability of additional deployment volume as a result of the termination of any of the Existing Agreements, allocate such additional available deployment volume to Customer; and (c) shall not, and shall not agree to, renew any of the Existing Agreements or enter into any new agreements, contracts or arrangements with any third parties, including, without limitation, existing customers (other than Customer), to Mine or generate or use Mining Power at any Facility.
5.
ALLOCATION OF COSTS.

Customer is solely responsible for Costs associated with Generated Digital Assets for each Payout Period

Customer agrees and acknowledges that determination of the certain fixed power Costs by Service Provider requires reliance on third-party data, and that Service Provider may, in good faith and in its reasonable discretion, bill for additional Costs owed by Customer in any Payout Period to reflect the actual Costs that would have otherwise been billed such Payout Period. For each Payout Period Service Provider shall provide Customer with an itemized list of Costs and associated calculations for the Payout Period (the foregoing does not constitute an Additional Audit and is no expense to Customer).

Except as provided otherwise in this Agreement, Service Provider shall allocate any fixed power Costs among all of beneficiaries of the Mining Power (including Service Provider-owned miners and Customer), to the extent that Service Provider incurs Costs for Customer and other customers of Service Provider (or itself or its affiliates) on a pro-rata basis proportional with the power use among such beneficiaries. Upon request by Customer, Service Provider shall provide Customer with a detailed, anonymized list of Service Provider’s customers and the relevant Cost allocation information (the foregoing does not constitute an Additional Audit and is no expense to Customer).

6.
PERFORMANCE FEE.

Customer is solely responsible for the Performance Fee for each Payout Period, and will remit payment of the Performance Fee each billing period.

7.
TECHNOLOGY UPGRADES.

Service Provider will follow directions provided by Customer related to decisions update or upgrade network and related equipment, and software or firmware of Mining Equipment, including to replace the existing software or firmware of the Mining Equipment. Customer agrees to cover such costs of upgrades. Service Provider shall use best efforts to maintain the Mining Equipment provided by Customer. Notwithstanding anything to the contrary in this Agreement, Service Provider acknowledges and agrees that Customer shall solely retain all rights, title, ownership and interest in and to the Mining Equipment and any network equipment Customer purchases solely for the benefit of the Customer. Upon termination or expiration of this Agreement, the Parties shall take all required actions under Section 11.5.

8.
DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY.
8.1
Disclaimers. To the extent permitted by applicable law, each party, its affiliates and its and their third party licensors and service providers each expressly disclaims all representations and warranties concerning the services or provision of the Mining Equipment, whether oral or written, including without limitation warranties of accuracy, timeliness, completeness, results, and the implied warranties of non- infringement, merchantability and fitness for a particular purpose, even if the party, its affiliates and its and their third party licensors or service providers have been informed of such purpose, or any representations and warranties arising from course of performance, course of dealing, or usage of trade. Service Provider, its affiliates and its and their third party licensors and service providers shall not be responsible for any use of the Services or Digital Assets by Customer or others.
8.2
Limitation of Liability. In no event shall the aggregate liability of either Party arising from or relating to this Agreement exceed the sum of the cost of replacing the Mining Equipment (with such cost to be calculated on a replacement-basis instead of a deprecation-basis) and the gross revenue realized by the Mining Equipment during the three-month period immediately preceding a claim arising from this agreement triggering this Section 8.2.
9.
RISK
9.1
Customer understands that Service Provider is not liable for price fluctuations in any Digital Asset.
9.2
By entering into this Agreement, Customer acknowledges and agrees that: (a) Service Provider is not responsible for the operation of any Digital Asset underlying protocols, and Service Provider makes no guarantee of their functionality, security, or availability; (b) Digital Asset underlying protocols are subject to sudden changes in operating rules (a/k/a “forks”), and such forks may materially affect the value, function, and/or even the name of the Digital Assets; and (c) Service Provider does not own or control the underlying software protocols which govern the operation of any Digital Asset.
9.3
Customer understands that Mining is an everchanging and volatile endeavor and that there is no guarantee that the Services will generate any set amount of Digital Assets.
10.
INDEMNIFICATION.
10.1
Customer shall indemnify, defend, and hold harmless Service Provider, its affiliates, successors and assigns, and each of their respective officers, directors, employees, shareholders, legal representatives, and agents (the “Service Provider Indemnified Parties”), from and against any losses, damages, liabilities, costs and expenses (including reasonable attorneys’ and professionals’ fees and court costs) (“Losses”) arising out of any third-party claim, suit, action, investigation, demands or proceeding (“Claim”) based on or arising out of (a) Customer’s use of the Digital Asset Customer Allocation; and/or (b) Customer’s breach of this Agreement; provided, however, that (i) Service Provider shall have promptly provided Customer with written notice thereof and reasonable cooperation, information, and assistance in connection therewith (except that Service Provider’s failure to do so will not relieve Customer of its obligations under this Section 10.1 except to the extent that Customer is materially prejudiced by such failure); and (ii) Customer shall have sole control and authority with respect to the defense, settlement, or compromise thereof; provided, that Service Provider’s consent (not to be unreasonably withheld, conditioned or delayed) to any such settlement or compromise shall be required unless it includes a full release of liability for all Service Provider Indemnified Parties and does not purport to impose any objections on any such Service Provider Indemnified Party. Service Provider shall be entitled, at its own cost and expense, to participate in the defense of any claim subject to this Section 10.1 through counsel of its own choosing, and Customer shall provide Service Provider with reasonable cooperation and assistance in such defense.
10.2
Service Provider shall indemnify, defend, and hold harmless Customer, its affiliates, successors and assigns, and each of their respective officers, directors, employees, shareholders, legal representatives, and agents (the “Customer Indemnified Parties”), from and against any Losses arising out of any Claim based on or arising out of (a) Service Provider’s breach of this Agreement; and/or (b) any acts or omissions of any Service Provider Indemnified Parties, vendors, contractors, subcontractors or other third-party service providers in connection with its services or obligations hereunder; provided, however, that (i) Customer shall have promptly provided Service Provider with written notice thereof and reasonable cooperation, information, and assistance in connection therewith (except that Customer’s failure to do so will not relieve Service Provider of its obligations under this Section 10.2 except to the extent that Service Provider is materially prejudiced by such failure); and (ii) Service Provider shall have sole control and authority with respect to the defense, settlement, or compromise thereof; provided that Customer’s consent not to be unreasonably withheld, conditioned or delayed) to any such settlement or compromise shall be required unless it includes a full release of liability for all Customer Indemnified Parties and does not purport to impose any objections on any such Customer Indemnified Party. Customer shall be entitled, at its own cost and expense, to participate in the defense of any claim subject to this Section 10.2 through counsel of its own choosing, and Service Provider shall provide Customer with reasonable cooperation and assistance in such defense.
11.
TERM AND TERMINATION.
11.1
This Agreement shall commence on the Effective Date and shall continue in effect for the Term (as defined in the Cover Page) unless terminated earlier in accordance with the terms of these Standard Terms. The Term shall automatically renew for the Renewal Terms set forth in the Cover Page, unless Customer gives Service Provider written notice of non-renewal at least thirty (30) days prior to the end of the then-current Term.
11.2
Customer may terminate this Agreement immediately upon written notice to Service Provider in the event Service Provider (a) files any petition in bankruptcy; (b) has an involuntary petition in bankruptcy filed against it; (c) becomes insolvent; (d) makes a general assignment for the benefit of creditors; (e) admits in writing its inability to pay its debts as they mature; (f) has a receiver appointed for its assets; (g) ceases conducting business in the normal course; (h) has any significant portion of its assets attached; (i) experiences a material negative litigation decision ruling that affects this Agreement; or (j) experiences an event analogous to any of the foregoing in any jurisdiction in which any of its assets are situated.
11.3
Either Party may terminate this Agreement upon written notice to the other Party if such other Party commits a material breach of this Agreement; provided, that the non-breaching Party shall deliver to the breaching Party written notice of such material breach and the breaching Party shall have the right to cure such material breach within thirty (30) days after receipt of such written notice.
11.4
Except as provided in Section 16.13, following the expiration or termination of this Agreement, all Customer’s rights under this Agreement shall terminate and Customer shall be entitled to the immediate possession of all Mining Equipment. If the Agreement is terminated by Customer pursuant to Section 11.2 or 11.3, then Customer shall be reimbursed for the cost of relocating its Mining Equipment from Service Provider’s facility.
11.5
If either this Agreement is terminated for any reason, upon expiration of this Agreement, or at Customer’s option upon cessation of services under this Agreement due to a Force Majeure Event, Service Provider shall provide Customer with immediate and unconditional access to any hosting site(s) in which Service Provider is hosting Customer’s Mining Equipment to allow

Customer to modify, protect, or remove the Mining Equipment. The Parties agree that, although Service Provider may store, use, or install the Mining Equipment at its hosting site(s), the Mining Equipment is and shall remain the exclusive property of Customer and shall not be deemed to become a fixture of the hosting site(s) or otherwise so related to the hosting site(s) as to give rise to a similar interest to Service Provider under applicable real estate law. Service Provider shall not allow any lien, security interest, or other encumbrance to attach to any of the Mining Equipment, and shall defend and hold Customer harmless from any claim by a third party of any such lien, security interest, or encumbrance. Service Provider shall take all necessary action to effectuate the provisions of this Section, including the grant of access to Customer, notwithstanding any adverse condition of Service Provider, such as bankruptcy or other insolvency proceedings. Service Provider shall immediately notify Customer if any such claim or notice related to the Customer’s Mining Equipment is received by Service Provider.
12.
FORCE MAJEURE.
12.1
Notwithstanding anything to the contrary in this Agreement, and subject to the terms in this Section, Service Provider shall not be responsible for any failure to perform and will not be liable to Customer for any damages to Customer, as a result of any Force Majeure Event. “Force Majeure Event” means any event that is beyond Service Provider’s reasonable control, including, but not limited to, unforeseeable disruption or breakdown of cryptocurrency markets (or other related financial markets), acts of war, issues with technology suppliers, issues with import/export restrictions, unforeseeable lack of electricity supplies, blackouts, brownouts, power shortages, government regulations, weather (including blizzards and other similar items), disease, epidemic or pandemic (where an epidemic or pandemic has been declared at Service Provider’s hosting site(s) by the Center for Disease Control or the World Health Organization), where such disease, epidemic, or pandemic causes a government-mandated shutdown of Service Provider or the hosting site(s) hosting the Mining Equipment, or any other issue outside of the reasonable control of Service Provider.
12.2
Service Provider’s limitation on responsibility due to a Force Majeure Event in Section 12.1 applies only if: (a) Service Provider takes such action as may be reasonably necessary to void, nullify, or mitigate, in all material respects, the effects of the Force Majeure Event; (b) Service Provider provides Customer with prompt and precise notice of (i) the identity of the specific Force Majeure Event; (ii) the details of Service Provider’s attempts to void, nullify, or mitigate the effects of the Force Majeure Event; and (iii) an anticipated timeline of recovery to normal business operations from the Force Majeure Event.
12.3
If Service Provider ceases its performance under this Agreement due to a Force Majeure Event, then Customer may exercise its rights to access the Mining Equipment under Section 11.5.
13.
COMMUNICATIONS & NOTICES.
13.1
All notices, requests, or other communications or documents to be given under this Agreement shall be in writing and addressed to the person(s), and at the addresses, set forth for each Party on the Cover Page.

13.2
Notices shall be deemed effective when sent by e-mail with confirmation of transmission by the transmitting equipment. Each Party may designate a different address or contact person by notice given in the manner provided in this section.
14.
DATA STORAGE AND PROTECTION.
14.1
Service Provider shall (a) disclose what data it collects related to this Agreement and the Mining Equipment; (b) disclose how that data is used and for how long that data is retained; (c) any agreements under which Service Provider provides that data to any third parties; (d) undertake to protect that data in a commercially reasonable manner; and (e) provide such data to Customer upon demand.
15.
REPRESENTATIONS AND WARRANTIES.
15.1
Each Party hereby represents, warrants and covenants to the other Party that: (a) it has full, right, power and authority to enter into this Agreement and to perform its obligations under this Agreement; and (b) the execution of this Agreement and the performance of its obligations hereunder do not and will not constitute any material breach of any agreement to which it is a party.
15.2
Customer represents, warrants and covenants that as between Service Provider and Customer, Customer will be the beneficial owner of the Digital Assets and there will be no third-party beneficiaries to the Agreement.
16.
GENERAL PROVISIONS.
16.1
Governing Laws & Venue. This Agreement will be construed in accordance with the laws of the State of Nevada as applied to contracts made and performed entirely therein, and without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Nevada to the rights and duties of the Parties. All disputes, suits, actions or proceedings relating to this Agreement shall be brought solely in the state or federal courts located in Clark County, Nevada. Service Provider hereby consents to the exclusive jurisdiction and venue of Clark County, Nevada in connection with any such dispute, suit, action or proceeding, and waives any defense of forum inconveniens in connection therewith. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST EITHER PARTY IN CONNECTION WITH THIS AGREEMENT.
16.2
Assignment. Neither Party may assign, sublicense or otherwise transfer this Agreement, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld.
16.3
Entire Agreement; This Agreement, including any updates, exhibits, or amendments, constitutes the complete and exclusive agreement between the Parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous discussions, negotiations, understandings and agreements, written and oral, regarding the same. This Agreement may only be modified by a written instrument properly executed by the Parties (and such written instrument shall explicitly say that it is an amendment hereto so that no informal amendment inadvertently occurs).
16.4
Confidentiality. The terms and conditions of this Agreement, the Services, the Costs and the Performance Fees (and any other related materials or information provided by Service Provider to Customer) are Service Provider’s confidential information, regardless of whether they are marked as confidential, proprietary or otherwise. The personal data provided by Customer in the context of this Agreement (and any other related materials or information provided by Customer to Service Provider) are Customer’s confidential information, regardless of whether they are marked as confidential, proprietary or otherwise. During the Term, the Parties shall (a) keep such confidential information strictly confidential in a manner that each Party protects its own confidential or proprietary information of a similar nature (and with no less than reasonable care); and (b) not disclose such confidential information to any third party other than each Party’s partners, vendors, assignees, purchasers, investors, lenders, lessors, and financial or legal consultants that have a need to know such information and have agreed in writing to keep such information confidential and not disclose such confidential information. consistent with the terms of this Agreement. Notwithstanding the foregoing, the either Party may disclose confidential information as required by law or by order of a court of competent jurisdiction, provided that, in such event, (i) such Party will provide the other Party with prompt notice of such obligation and permit the other Party an opportunity to take legal action to prevent or limit the scope of such disclosure; and (ii) such Party will furnish only that portion of the other Party’s confidential information which the Party is advised by counsel is legally required and the Parties will exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such confidential information. Additionally, notwithstanding the foregoing, Service Provider acknowledges and agrees that Customer is or intends to become a U.S. publicly traded company and may be required to disclose this Agreement and its related terms in order to comply with applicable securities laws, including its disclosure obligations under the U.S. Securities Exchange Act of 1934, as amended.
16.5
Independent Contractors. Service Provider and Customer are independent contractors, and nothing in the Agreement will create any partnership, joint venture, agency, franchise, sales representative, or employment relationship between the Parties. Neither Party is an agent or representative of the other or is authorized to make any warranties or assume or create any other obligations on behalf of the other.
16.6
Compliance with Laws. Customer represents and warrants that its performance of its obligations under the Agreement will comply with all applicable laws, rules and regulations. Customer shall not participate in any transaction in connection with, or otherwise use or exploit, any Digital Assets included in the Digital Asset Customer Allocation in any manner that does or may violate any law, rule or regulation.
16.7
Intellectual Property. Nothing in this Agreement shall be deemed to grant to either party any rights or licenses, by implication, estoppel or otherwise, to any of the other party’s Intellectual Property. Neither party shall contest or challenge, or assist any third party in contesting or challenging, the validity or enforceability of any of the other party’s Intellectual Property. To the extent Customer utilizes any software or platform created by Service Provider in furtherance of this Agreement, including the Dashboard, Customer is provided a license to use such software or platform for the life of this Agreement, and has full license to use, collect and retain any data displayed or provided thereby, which license shall survive the expiration or termination of this Agreement.
16.8
Trademarks. Each party is strictly prohibited from using any product or corporate name, designation, logo, trade name, trademark, service name or service mark associated with the other party in any marketing materials, regulatory filing, financial statements, offering circular, prospectus or otherwise, without the prior written consent of the first party, which may be withheld by the first party in its sole and absolute discretion.
16.9
Parties Are Sophisticated and Represented. No preference shall be given to one Party by virtue of the fact that such Party did not draft this Agreement. No bias shall be placed against the drafter. Each Party has been advised and offered the opportunity to seek legal counsel regarding this Agreement. To the extent they chose not to or to limit such, they hereby waive any later complaint that they lacked proper counsel or understanding. No failure by any Party to insist upon the strict performance of this Agreement shall constitute waiver of any breach, covenant, duty, or term herein.
16.10
Counterparts / Execution. The Agreement may be executed in counterparts, which together shall constitute a single instrument, and may also be executed by electronic signature, and the Parties agree that facsimile, digitally scanned or other electronic copies of signatures shall be valid and binding as originals.
16.11
Taxes. The Costs and Fees set forth herein do not include any foreign, federal, state or local sales, value added, use, withholding or other similar taxes, tariffs or duties, however designated, levied against the sale, licensing, delivery or use of the components and products provided under the Agreement. Customer shall pay, or reimburse Service Provider for, all such taxes; provided, however, that Customer shall not be liable for any taxes based on Service Providers’ net income.
16.12
Survival. The provisions contained in Sections 1, 8, 10, 11.5 and 16 shall survive the termination or expiration of this Agreement.

EXHIBIT B

MINING EQUIPMENT DESCRIPTION

EXHIBIT C

FACILITY